Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this Registration Statement on Form F-3 of our report dated November 4, 2022, except for Note 19 and 24, as to which the date was April 5, 2023, with respect to the consolidated financial statements of E-Home Household Service Holdings Limited for the years ended June 30, 2022 and 2021, which appears in E-Home Household Service Holdings Limited’s Annual Report on Form 20-F filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

Sugar Land, Texas

August 15, 2025